EXHIBIT 99.1

Rhino Resource Partners LP Announces Second Quarter 2014 Financial and Operating Results

LEXINGTON, Ky., July 31, 2014 (GLOBE NEWSWIRE) -- Rhino Resource Partners LP (NYSE:RNO) ("Rhino" or the "Partnership") announced today its financial and operating results for the quarter ended June 30, 2014. For the quarter, the Partnership reported a net loss of $6.9 million and Adjusted EBITDA of $3.0 million, compared to net income of $5.9 million and Adjusted EBITDA of $18.6 million in the second quarter of 2013. Diluted net loss per common unit was $0.23 for the quarter compared to diluted net income per unit of $0.21 for the second quarter of 2013. Total revenues for the quarter were $55.9 million, with coal sales generating $46.9 million of the total, compared to total revenues of $65.6 million and coal revenues of $57.0 million in the second quarter of 2013. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On July 21, 2014, the Partnership announced a cash distribution of $0.445 per common unit, or $1.78 per unit on an annualized basis. This distribution will be paid on August 14, 2014 to all common unit holders of record as of the close of business on July 31, 2014. No distribution will be paid on the subordinated units.

Chris Walton, President and Chief Executive Officer of Rhino's general partner, stated, "During the quarter, we experienced the same problems that have been affecting nearly all coal companies. Market conditions, which appeared promising at the beginning of the quarter, have weakened with the cool summer and lower gas prices. At Hopedale, costs were significantly higher as we advanced through thin coal while developing the 7-seam reserve. We have mined more coal from the 7-seam in the past four weeks than the total we mined in the six months since starting the project, so we are optimistic costs will improve going forward. Hopedale was also negatively impacted due to poor rail service, likely due in part to the exceptional level of oil and gas activity in the Utica. In addition to the higher costs at Hopedale, we experienced one-time charges during the quarter totaling approximately $1.6 million, which included expenses due to a large number of unanticipated claims under our employee healthcare plan and the cost to settle a potential legal claim.

"We are pleased that the new Pennyrile mine has gone into production as expected and shipments began in early July. The initial shipments are part of the base 800,000 ton per year contract and we have begun test shipments with additional customers that we expect will result in more long-term sales. Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

"Market conditions in Central Appalachia have remained challenging due to the weak met prices and the retracement of prices in the steam market. Mine 28 was temporarily idled at the end of May due to a fire in a rail tunnel that shut off rail service. Although rail service has been restored, we have not yet reopened the mine due to high stockpiles.

"Since completing the sale of our Utica oil and gas interests, we have kept debt levels low with approximately $30 million drawn on the bank line at the end of the quarter. We currently have no planned growth capital expenditures, and the spending to develop Pennyrile is essentially complete. There are several distressed assets offered in the market, and our low debt level gives us the flexibility to evaluate these and other opportunities. We anticipate cash flow to grow at Pennyrile, and expect costs to improve at Hopedale and Castle Valley.

"Hopedale is sold out this year and about 75% in 2015. We expect to finalize a sales agreement at Castle Valley that will leave it fully committed through the end of 2015. We expect test burns to lead to additional sales at Pennyrile, and it could expand to a two section mine in mid-2015. In Central Appalachia, we have remained focused on safe operations while keeping costs as low as possible with reduced levels of production and sales."

Further, Walton stated "At Rhino Eastern we have fully transitioned to the Eagle #3 mine as we have completed mining the Eagle #1 reserve. We encountered adverse mining conditions at Rhino Eastern in the quarter, which included a roof fall in the mine that resulted in 10 days of lost production. The results at Rhino Eastern have been below our expectations and we instituted a number of management changes at this operation. With these changes, we expect cost improvement in the Eagle #3 mine."

Coal Operations Update

Pennyrile*

  Initial production commenced in late May 2014 and the first barge shipments of coal were completed in early July.
  The initial five-year sales contract with a regional utility customer for 800,000 tons per year provides a solid base for this operation while discussions continue with additional customers.
  The Pennyrile complex will mine a large contiguous fully permitted, proven reserve of 32.6 million tons located on the navigable Green River in western Kentucky, with unique low cost access to large customer base, including export markets.

*Beginning next quarter, we will be reporting Pennyrile as part of our Northern Appalachia segment now that it is an operating mine.

Northern Appalachia

  For the second quarter, year over year coal revenues per ton increased $1.09 to $59.37 while cost of operations costs per ton rose by $11.79 to $56.04. At Hopedale, we encountered approximately 1,250 feet of rock as we advanced to the 7-seam, which resulted in significantly higher per ton expense. All mine headings are now operating in coal seams with expected thickness and we have gained access to an estimated 8.7 million ton reserve block at the Hopedale operation.
  Sales volume was 252,000 tons, versus 314,000 tons in the prior year and 262,000 tons in the prior quarter. Hopedale experienced significant rail transportation issues during the quarter, which negatively impacted its results.
  Sands Hill has contracted additional sales with an existing customer that will increase its volumes beginning in the second half of 2014.  Limestone sales were relatively flat during the quarter.

Rhino Western

  Coal revenue per ton in the quarter increased to $42.43 versus $40.24 in the prior year and $41.34 in the prior quarter.  Sales volume was 236,000 tons versus 235,000 tons in the prior year and 231,000 tons in the prior quarter.
  Cost of operations was $37.05 versus $32.85 in the prior year and $33.43 in the prior quarter. Costs were impacted by high maintenance expenses and other non-recurring expenses.

Central Appalachia

  Coal revenue per ton was $71.94 versus $80.42 in the prior year and $72.89 in the prior quarter. Metallurgical coal revenue per ton was $79.12 versus $88.87 in the prior year and $81.17 in the prior quarter. Steam coal revenue was $70.56 per ton versus $75.72 in the prior year and $70.21 in the prior quarter. Sales volume was 305,000 tons in the quarter versus 363,000 in the prior year and 353,000 tons in the prior quarter.
  Cost of operations per ton in the quarter was $67.09 versus $70.56 in the prior year and $59.70 in the prior quarter.
  Rhino continues to focus on minimizing costs while fulfilling our sales commitments. The Rob Fork facility has been temporarily idled since the beginning of June due to a fire that closed the rail tunnel to this location.
  Rhino continues to make limited spot met sales and steam sales at both the Tug River and Rob Fork complexes.

Eastern Met

  Coal revenue per ton was $97.33 versus $106.71 in the prior year and $98.17 in the prior quarter. Cost of operations per ton was $144.10 versus $146.92 in the prior year and $105.48 in the prior quarter. Sales volumes were 53,000 tons versus 72,000 tons in the prior year and 76,000 tons in the prior quarter.
  Rhino Eastern's production and operations have been completely transitioned to the lower-cost Eagle #3 mine.

Capital Expenditures

  Maintenance capital expenditures for the second quarter were approximately $3.6 million.
  Expansion capital expenditures for the second quarter were approximately $16.4 million, which consisted primarily of the development of Pennyrile, along with other internal development projects.

Sales Commitments

The table below displays Rhino's committed coal sales for the periods indicated.

	2H 2014		Year 2015
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$ 55.50	770,352	$ 53.99	1,790,000
Rhino Western *	$ 41.16	601,500	$ 38.43	1,000,000
Central Appalachia	$ 67.76	516,352	$ 63.00	75,240
Total	$ 54.29	1,888,204	$ 48.80	2,865,240
* Includes 400,000 tons for 2015 awaiting final contract closure

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership's performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA. Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino's proportionate share of these expense items from its Rhino Eastern LLC joint venture, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership's operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership's calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. (Refer to "Reconciliations of Adjusted EBITDA" included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton. Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino's effectiveness in obtaining favorable prices for the Partnership's product.

Cost of Operations Per Ton. Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended June 30, 2014 included:

  Adjusted EBITDA from continuing operations of $3.1 million and net loss from continuing operations of $6.8 million compared to Adjusted EBITDA from continuing operations of $17.5 million and net income from continuing operations of $5.5 million in the second quarter of 2013.  Including a net loss from discontinued operations of approximately $0.1 million, total net loss and Adjusted EBITDA for the three months ended June 30, 2014 were $6.9 million and $3.0 million, respectively. Both of the 2014 and 2013 figures also include $1.8 million and $2.1 million, respectively, of net loss from the Partnership's joint venture, Rhino Eastern LLC, which also contributes to the Partnership's consolidated Adjusted EBITDA.
  Basic and diluted net loss per common unit from continuing operations of $0.23 compared to basic and diluted net income per common unit from continuing operations of $0.20 for the second quarter of 2013. Including (loss)/income from discontinued operations, total basic and diluted net loss per common unit remained at $0.23 for the second quarter of 2014 compared to total basic and diluted net income per common unit of $0.21 for the second quarter of 2013.
  Coal sales were 0.8 million tons compared to 0.9 million for the second quarter of 2013.
  Total revenues and coal revenues of $55.9 million and $46.9 million, respectively, compared to $65.6 million and $57.0 million, respectively, for the same period of 2013.
  Coal revenues per ton of $59.17 compared to $62.47 for the second quarter of 2013, a decrease of 5.3%.
  Cost of operations from continuing operations of $46.5 million compared to $51.5 million for the same period of 2013.
  Cost of operations per ton from continuing operations of $58.69 compared to $56.44 for the second quarter of 2013, an increase of 4.0%.

Total coal revenues decreased approximately 17.7% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the second quarter of 2014 compared to the same period of 2013, as well as the expiration of an above-market steam coal contract in Central Appalachia. Total dollars spent on cost of operations decreased year to year due to decreased production from ongoing weakness in the met and steam coal markets.  Rhino experienced increased cost of operations per ton during the quarter primarily due to increased per ton costs incurred in Northern Appalachia associated with adverse mining conditions and reduced volumes at Sands Hill due to weak market conditions. These increases in per ton costs were partially offset by a decrease in Central Appalachia's cost of operations per ton.

Results for the six months ended June 30, 2014 included:

  Adjusted EBITDA from continuing operations of $10.8 million and net loss from continuing operations of $11.8 million compared to Adjusted EBITDA from continuing operations of $30.5 million and net income from continuing operations of $5.3 million for the six months ended June 30, 2013.  Including income from discontinued operations of approximately $130.5 million, total net income and Adjusted EBITDA for the six months ended June 30, 2014 were $118.7 million and $141.3 million, respectively. Income from discontinued operations consisted primarily of the gain of approximately $121.7 million from the sale of the Utica Shale oil and natural gas properties. Both of the 2014 and 2013 figures also include $2.7 million and $3.3 million, respectively, of net loss from the Partnership's joint venture, Rhino Eastern LLC, which also contributes to the Partnership's consolidated Adjusted EBITDA.
  Basic and diluted net loss per common unit from continuing operations of $0.40 compared to basic and diluted net income per common unit from continuing operations of $0.19 for the six months ended June 30, 2013. Including income from discontinued operations, total basic and diluted net income per common unit was $4.00 for the six months ended June 30, 2014 compared to total basic and diluted net income per common unit of $0.20 for the six months ended June 30, 2013.
  Coal sales were 1.6 million tons compared to 1.9 million for the six months ended June 30, 2013.
  Total revenues and coal revenues of $115.8 million and $98.1 million, respectively, compared to $140.1 million and $124.4 million, respectively, for the same period of 2013.
  Coal revenues per ton of $59.87 compared to $64.85 for the six months ended June 30, 2013, a decrease of 7.7%.
  Cost of operations from continuing operations of $92.9 million compared to $106.2 million for the same period of 2013.
  Cost of operations per ton from continuing operations of $56.69 compared to $55.39 for the six months ended June 30, 2013, an increase of 2.3%.

Total coal revenues decreased approximately 21.1% due to a decrease in tons sold and lower selling prices resulting from the ongoing weakness in the met and steam coal markets as mentioned above. Coal revenues per ton decreased primarily because of lower prices for metallurgical coal sold in the first six months of 2014 compared to the same period of 2013, as well as the expiration of an above-market steam coal contract in Central Appalachia. Total cost of operations decreased and cost of operations per ton increased because of the same factors discussed for the second quarter.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah. Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended June 30, 2014, the Partnership had four reportable business segments: Central Appalachia (includes results for Elk Horn), Northern Appalachia, Rhino Western, and Eastern Met (comprised solely of the Rhino Eastern joint venture with Patriot). Beginning with 2013 year-end reporting, the Partnership had included a reportable business segment for its oil and natural gas activities since the total assets for these operations met the quantitative threshold for separate segment reporting. The Oil and Natural Gas segment included the Partnership's former Utica Shale properties and its current Cana Woodford activities as well as its Razorback drill pad construction operations and its Muskie joint venture to provide sand for fracking operations. Prior to 2013, the Partnership's oil and natural gas activities were included in its Other category for segment reporting purposes. Since the majority of the Partnership's oil and natural gas activities were in the Utica Shale and the Utica Shale financial results are now included in discontinued operations due to their sale, the segment data for the Partnership's remaining oil and natural gas activities has been included in the Other category for segment reporting purposes for 2014 and the 2013 comparable period since they are immaterial. The Partnership's Other category is comprised of its ancillary businesses and its remaining oil and natural gas activities.

The Partnership accounts for the Rhino Eastern joint venture under the equity method. Under the equity method of accounting, only limited information (net income) is presented in the Partnership's consolidated financial statements. The Partnership has presented additional financial and operating details of the Rhino Eastern joint venture toward the end of this section.

(In millions, except per ton data and %)	Second Quarter 2014	Second Quarter 2013	% Change* 2Q14 / 2Q13	Year to Date 2014	Year to Date 2013	% Change* 2014 / 2013
Central Appalachia
Coal revenues	$21.9	$29.2	(24.9%)	$47.6	$66.8	(28.6%)
Total revenues	$27.3	$34.2	(20.2%)	$57.8	$76.1	(24.0%)
Coal revenues per ton*	$71.94	$80.42	(10.5%)	$72.45	$85.19	(15.0%)
Cost of operations	$20.5	$25.6	(20.2%)	$41.5	$54.3	(23.6%)
Cost of operations per ton*	$67.09	$70.56	(4.9%)	$63.13	$69.30	(8.9%)
Tons produced	0.340	0.436	(22.0%)	0.682	0.824	(17.2%)
Tons sold	0.305	0.363	(16.1%)	0.658	0.784	(16.1%)
Northern Appalachia
Coal revenues	$15.0	$18.4	(18.3%)	$30.9	$38.6	(19.9%)
Total revenues	$17.4	$20.3	(14.0%)	$36.2	$42.2	(14.1%)
Coal revenues per ton*	$59.37	$58.28	1.9%	$60.12	$58.18	3.3%
Cost of operations	$14.1	$13.9	1.6%	$28.5	$27.9	2.4%
Cost of operations per ton*	$56.04	$44.25	26.6%	$55.51	$42.02	32.1%
Tons produced	0.264	0.309	(14.5%)	0.493	0.656	(28.6%)
Tons sold	0.252	0.314	(19.8%)	0.514	0.663	(22.5%)
Rhino Western
Coal revenues	$10.0	$9.4	6.2%	$19.6	$19.0	2.9%
Total revenues	$10.0	$9.4	6.2%	$19.6	$19.0	3.0%
Coal revenues per ton*	$42.43	$40.24	5.4%	$41.89	$40.37	3.7%
Cost of operations	$8.7	$7.7	13.6%	$16.5	$15.3	8.0%
Cost of operations per ton*	$37.05	$32.85	12.8%	$35.26	$32.40	8.8%
Tons produced	0.256	0.212	20.5%	0.505	0.420	20.5%
Tons sold	0.236	0.235	0.7%	0.467	0.471	(0.8%)
Other**
Coal revenues	n/a	n/a	n/a	n/a	n/a	n/a
Total revenues	$1.2	$1.7	(32.0%)	$2.2	$2.8	(20.9%)
Coal revenues per ton	n/a	n/a	n/a	n/a	n/a	n/a
Cost of operations	$3.2	$4.3	(24.2%)	$6.4	$8.7	(27.4%)
Cost of operations per ton	n/a	n/a	n/a	n/a	n/a	n/a
Total
Coal revenues	$46.9	$57.0	(17.7%)	$98.1	$124.4	(21.1%)
Total revenues	$55.9	$65.6	(14.8%)	$115.8	$140.1	(17.3%)
Coal revenues per ton*	$59.17	$62.47	(5.3%)	$59.87	$64.85	(7.7%)
Cost of operations	$46.5	$51.5	(9.6%)	$92.9	$106.2	(12.5%)
Cost of operations per ton*	$58.69	$56.44	4.0%	$56.69	$55.39	2.3%
Tons produced	0.860	0.957	(10.1%)	1.680	1.900	(11.5%)
Tons sold	0.793	0.912	(13.1%)	1.639	1.918	(14.5%)
Eastern Met 100% Basis †
Coal revenues	$5.1	$7.6	(32.8%)	$12.6	$13.8	(8.8%)
Total revenues	$5.2	$7.6	(32.0%)	$12.7	$13.8	(7.9%)
Coal revenues per ton*	$97.33	$106.71	(8.8%)	$97.83	$112.77	(13.3%)
Cost of operations	$7.6	$10.5	(27.7%)	$15.6	$18.1	(13.5%)
Cost of operations per ton*	$144.10	$146.92	(1.9%)	$121.30	$147.51	(17.8%)
Net income/(loss)	($3.5)	($4.1)	(13.6%)	($5.3)	($6.5)	(19.0%)
Partnership's portion of net income/(loss)	($1.8)	($2.1)	(13.6%)	($2.7)	($3.3)	(19.0%)
Tons produced***	0.040	0.043	(5.2%)	0.120	0.079	51.2%
Tons sold***	0.053	0.072	(26.3%)	0.129	0.122	5.2%

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The Oil and Natural Gas segment do not relate to coal production. The Other category includes results for Rhino's ancillary businesses. The activities performed by these ancillary businesses do not directly relate to coal production. As a result, coal revenues, coal revenues per ton and cost of operations per ton are not presented for the Oil and Natural Gas segment or the Other category.

*** Rhino Eastern currently produces and sells only premium mid-vol met coal.

† Eastern Met includes the financial data for the Rhino Eastern joint venture in which the Partnership has a 51% membership interest and for which the Partnership serves as manager. The Partnership's consolidated revenue and costs do not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounts for this operation under the equity method. The Partnership only records its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributes to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below. Note that the Partnership's Northern Appalachia and Rhino Western segments currently produce and sell only steam coal.

Central Appalachia Overview of Results by Product †
(In thousands, except per ton data and %)**	Second Quarter 2014	Second Quarter 2013	% Change* 2Q14 / 2Q13	Year to Date 2014	Year to Date 2013	% Change* 2014 / 2013
Met coal tons sold	49.3	129.8	(62.1%)	135.5	311.7	(56.5%)
Steam coal tons sold	255.6	233.5	9.5%	522.2	472.1	10.6%
Total tons sold	304.9	363.3	(16.1%)	657.7	783.8	(16.1%)

Met coal revenue	$3,897	$11,537	(66.2%)	$10,902	$30,318	(64.0%)
Steam coal revenue	$18,037	$17,682	2.0%	$36,750	$36,459	0.8%
Total coal revenue	$21,934	$29,219	(24.9%)	$47,652	$66,777	(28.6%)

Met coal revenues per ton	$79.12	$88.87	(11.0%)	$80.42	$97.25	(17.3%)
Steam coal revenues per ton	$70.56	$75.72	(6.8%)	$70.38	$77.23	(8.9%)
Total coal revenues per ton	$71.94	$80.42	(10.5%)	$72.45	$85.19	(15.0%)

Met coal tons produced	81.4	173.0	(52.9%)	188.5	289.7	(34.9%)
Steam coal tons produced	258.7	262.9	(1.6%)	494.0	534.2	(7.5%)
Total tons produced	340.1	435.9	(22.0%)	682.5	823.9	(17.2%)

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

** Excludes data for the Rhino Eastern mining complex located in West Virginia for which the Partnership has a 51% membership interest and serves as manager.

Guidance

For the second half of 2014, Rhino is providing updated guidance as follows:

Second Half 2014 Guidance
For:	(in millions)
Adjusted EBITDA from continuing operations	$16 - $19
Maintenance Capital Expenditures	$3.0 - $4.5
Cash Interest Expense	$1.4 - $1.5
Cash Available for Distribution from continuing operations	$12 - $14
Production*	2.0 - 2.2
Sales*	2.0 - 2.2

* Guidance for production tons and sale tons includes 51% of expected activity from Rhino Eastern

Second Quarter 2014 Financial and Operational Results Conference Call

Rhino's second quarter 2014 financial and operational results conference call is scheduled for today at 10:00 am Eastern time. Participants should call 866-318-8615 (United States/Canada) or 617-399-5134 (International) and utilize the confirmation code 57874141. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under 'Investor Relations'.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 14190920. The recording will be available from 2:00 pm (ET) on Thursday, July 31, 2014 through Thursday, August 7, 2014 at 11:59 pm (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a growth-oriented limited partnership. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino's general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP ("Wexford"). Wexford is an SEC registered investment advisor with over $4 billion of assets under management. Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors. Through Wexford's extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino. Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites – RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading "Coal Operations Update," "Oil and Gas," and "Guidance." These forward-looking statements are based on Rhino's current expectations and beliefs concerning future developments and their potential effect on Rhino's business, operating results, financial condition and similar matters. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates. Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino's control or ability to predict. Therefore, actual results and developments could materially differ from Rhino's historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino's ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino's ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino's ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino's estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino's ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino's dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino's mines; defects in title in properties that Rhino owns or losses of any of Rhino's leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino's actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS OF JUNE 30, 2014 AND DECEMBER 31, 2013
(in thousands)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 570	$ 423
Accounts receivable, net of allowance	21,465	25,461
Inventories	20,360	18,580
Prepaid expenses and other	5,445	4,751
Current assets held for sale	--	454
Total current assets	47,840	49,669
Net property, plant & equipment, incl coal properties, mine development and construction costs	439,622	424,990
Investment in unconsolidated affiliates	19,709	21,243
Other non-current assets	15,271	16,368
Non-current assets held for sale	--	55,497
TOTAL	$ 522,442	$ 567,767
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 15,196	$ 17,710
Current portion of long-term debt	615	1,024
Accrued expenses and other	20,579	22,515
Current liabilities held for sale	--	5,241
Total current liabilities	36,390	46,490
NON-CURRENT LIABILITIES:
Long-term debt	32,630	170,022
Asset retirement obligations	30,493	32,837
Other non-current liabilities	23,271	22,006
Non-current liabilities held for sale	--	41
Total non-current liabilities	86,394	224,906
Total liabilities	122,784	271,396
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
Limited partners	384,961	283,339
General partner	12,650	10,801
Accumulated other comprehensive income	2,047	2,231
Total partners' capital	399,658	296,371
TOTAL	$ 522,442	$ 567,767

RHINO RESOURCE PARTNERS LP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES:
Coal sales	$ 46,907	$ 56,963	$ 98,142	$ 124,377
Other revenues	8,979	8,650	17,686	15,704
Total revenues	55,886	65,613	115,828	140,081
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	46,529	51,465	92,928	106,237
Freight and handling costs	363	319	664	554
Depreciation, depletion and amortization	8,930	9,906	18,162	19,997
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,700	4,995	10,257	10,483
(Gain) loss on sale/disposal of assets—net	(191)	(10,618)	(870)	(9,692)
Total costs and expenses	60,331	56,067	121,141	127,579
INCOME FROM OPERATIONS	(4,445)	9,546	(5,313)	12,502
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(762)	(1,925)	(3,946)	(3,779)
Interest income and other	266	--	269	--
Equity in net income (loss) of unconsolidated affiliate	(1,885)	(2,076)	(2,803)	(3,449)
Total interest and other (expense)	(2,381)	(4,001)	(6,480)	(7,228)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(6,826)	5,545	(11,793)	5,274
NET (LOSS) FROM CONTINUING OPERATIONS	(6,826)	5,545	(11,793)	5,274
DISCONTINUED OPERATIONS
(Loss)/income from discontinued operations	(52)	352	130,459	446
NET (LOSS)/INCOME	$ (6,878)	$ 5,897	$ 118,666	$ 5,720

General partner's interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (136)	$ 111	$ (236)	$ 105
Net (loss)/income from discontinued operations	(1)	7	2,609	9
General partner's interest in net (loss)/income	$ (137)	$ 118	$ 2,373	$ 114
Common unitholders' interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (3,839)	$ 3,008	$ (6,634)	$ 2,860
Net (loss)/income from discontinued operations	(30)	191	73,312	242
Common unitholders' interest in net (loss)/income	$ (3,869)	$ 3,199	$ 66,678	$ 3,102
Subordinated unitholders' interest in net (loss)/income:
Net (loss)/income from continuing operations	$ (2,851)	$ 2,426	$ (4,923)	$ 2,309
Net (loss)/income from discontinued operations	(21)	154	54,538	195
Subordinated unitholders' interest in net (loss)/income	$ (2,872)	$ 2,580	$ 49,615	$ 2,504
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss)/income per unit from continuing operations	$ (0.23)	$ 0.20	$ (0.40)	$ 0.19
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.40	0.01
Net (loss)/income per common unit, basic	$ (0.23)	$ 0.21	$ 4.00	$ 0.20
Subordinated units
Net (loss)/income per unit from continuing operations	$ (0.23)	$ 0.20	$ (0.40)	$ 0.19
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.40	0.01
Net (loss)/income per subordinated unit, basic	$ (0.23)	$ 0.21	$ 4.00	$ 0.20
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss)/income per unit from continuing operations	$ (0.23)	$ 0.20	$ (0.40)	$ 0.19
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.40	0.01
Net (loss)/income per common unit, diluted	$ (0.23)	$ 0.21	$ 4.00	$ 0.20
Subordinated units
Net (loss)/income per unit from continuing operations	$ (0.23)	$ 0.20	$ (0.40)	$ 0.19
Net (loss)/income per unit from discontinued operations	(0.00)	0.01	4.40	0.01
Net (loss)/income per subordinated unit, diluted	$ (0.23)	$ 0.21	$ 4.00	$ 0.20

Distributions paid per limited partner unit (1)	$ 0.445	$ 0.445	$ 0.89	$ 0.89
Weighted average number of limited partner units outstanding, basic:
Common units	16,677	15,371	16,668	15,358
Subordinated units	12,397	12,397	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,677	15,379	16,675	15,363
Subordinated units	12,397	12,397	12,397	12,397

(1) No distributions were paid on the subordinated units for the three and six months ended June 30, 2014 and 2013.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization). Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership's portion of Rhino Eastern's net income that is recognized as a single line item in its financial statements is affected by these expense items. Since Rhino does not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino's results.

($ in millions)	Second Quarter 2014	Second Quarter 2013	Year to Date 2014	Year to Date 2013
Net income (loss) from continuing operations	$ (6.8)	$ 5.5	$ (11.8)	$ 5.3
Plus:
Depreciation, depletion and amortization (DD&A)	8.9	9.9	18.2	20.0
Interest expense	0.8	1.9	4.0	3.8
EBITDA from continuing operations **	$ 2.9	$ 17.3	$ 10.3	$ 29.1
Plus: Rhino Eastern DD&A-51%	0.2	0.2	0.5	0.5
Plus: Rhino Eastern interest expense-51%	--	--	--	--
Plus: Non-cash write-off of mining equipment (1)	--	--	--	1.0
Adjusted EBITDA from continuing operations **	3.1	17.5	10.8	30.5
Net (loss)/income from discontinued operations	(0.1)	0.4	130.5	0.4
DD&A included in net income from discontinued operations	--	0.7	--	0.8
Adjusted EBITDA	$ 3.0	$ 18.6	$ 141.3	$ 31.7

** Totals may not foot due to rounding

(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia.  Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2014	2013	2014	2013
Net cash provided by operating activities	$ 1.8	$ 18.5	$ 13.7	$ 29.1
Plus:
Increase in net operating assets	2.5	--	--	--
Gain on sale of assets	0.2	10.6	131.0	9.7
Amortization of deferred revenue	0.4	0.4	0.8	0.6
Amortization of actuarial gain	0.1	--	0.2	0.1
Interest expense	0.8	1.9	4.0	3.8
Equity in net income of unconsolidated affiliate	--	--	--	--
Less:
Decrease in net operating assets	--	9.8	2.8	7.2
Accretion on interest-free debt	--	--	--	0.1
Amortization of advance royalties	0.1	--	0.2	0.1
Amortization of debt issuance costs	0.2	0.4	1.6	0.6
Equity-based compensation	0.2	0.1	0.3	0.4
Loss on sale/disposal of assets	--	--	--	--
Accretion on asset retirement obligations	0.6	0.6	1.2	1.2
Equity in net loss of unconsolidated affiliates	1.9	2.1	2.8	3.4
EBITDA	2.8	18.4	140.8	30.3
Plus: Rhino Eastern DD&A-51%	0.2	0.2	0.5	0.5
Plus: Rhino Eastern interest expense-51%	--	--	--	--
Plus: Non-cash write-off of mining equipment (1)	--	--	--	1.0
Adjusted EBITDA **	3.0	18.6	141.3	31.7
Less: Net (loss)/income from discontinued operations	(0.1)	0.4	130.5	0.4
Less: DD&A included in net income from discontinued operations	--	0.7	--	0.8
Adjusted EBITDA from continuing operations †	$ 3.1	$ 17.5	$ 10.8	$ 30.5

** Totals may not foot due to rounding

(1) During the first quarter of 2013, Rhino incurred a non-cash expense of approximately $1.0 million due to the write-off of a continuous miner that was damaged at one of the Partnership's underground mines in Central Appalachia. Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors' understanding of how management assesses the performance of Rhino's business. Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino's performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino's operating results.

CONTACT: Investor Contacts:
         Scott Morris
         +1 859.519.3622
         smorris@rhinolp.com